Exhibit 16.1

February 26, 2013
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sir/Madams:

We have read item 4.01(a) of PPG Industries, Inc.'s (the “Company”) Form 8-K dated February 22, 2013, and have the following comments:

1.	We agree with the statements made in the second, third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first paragraph, except we agree the Company notified Deloitte of its dismissal on February 22, 2013.

We have read Item 4.01(b) of the Company's Form 8-K dated February 22, 2013 and have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania